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                                   Exhibit 99.1
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NEWS RELEASE
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Contact:    Bob Cardon, Dynatronics Corp.
            800-874-6251, or 801-568-7000

        Dynatronics Receives NASDAQ Minimum Bid Price Deficiency Letter
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      Salt Lake City, Utah (June 17, 2010) - Dynatronics Corporation (NASDAQ:
DYNT) today announced that the company has received a letter from NASDAQ stating that for the last 30 consecutive business days, the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ's Marketplace Rules. As a result, the company will be given 180 calendar days, or until December 13, 2010, to regain compliance. If, at anytime before December 13, 2010, the bid price of the common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that compliance has been regained.

      Dynatronics' management believes that it can regain compliance with NASDAQ's minimum bid requirement.

      "Despite our positive growth in sales and profits over the past six quarters, we have been negatively affected by the recent volatility in the stock market that has pushed our stock price below the $1.00 minimum bid price requirement," stated Kelvyn H. Cullimore Jr., chairman and president of Dynatronics. "While there is little we can do about market volatility, we can focus our efforts on the things we can control, such as accelerating the rate of improvement in operations and profitability.

      "The recently announced 445% increase in pre-tax profits for the nine-months ended March 31, 2010 is reflective of our enhanced marketing efforts and strategic reductions in expenses," continued Cullimore. "There are indications economic conditions are improving as evidenced by a strengthening trend in sales of capital equipment. Capital equipment sales in this quarter thus far are continuing the upward trend we saw start in the previous quarter. In addition, the relationships we are building with large chains of clinics and hospitals, national accounts and group purchasing organizations (GPOs), are expected to increase profitability and help move us forward in a positive direction, regardless of market volatility."

      Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

      This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-K for the year ended June 30, 2009, and its subsequent quarterly reports on Form 10-Q.




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